Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

Bay Shore, NY – June 8, 2010 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2010 third quarter and nine months ended May 1, 2010.

Consolidated net sales of $13.2 million for the third quarter of fiscal 2010 reflect an increase of $1.4 million or 11.3% from fiscal 2009 third quarter net sales of $11.8 million.  The Medical Systems Group’s third quarter fiscal 2010 sales of $9.9 million were $0.8 million or 8.4% higher than the prior year’s third quarter primarily due to favorable exchange rates.  Sales at the Power Conversion Group during the third quarter of fiscal 2010 were $3.3 million, approximately $0.6 million or 21.0% higher than prior year’s third quarter sales, due to increased volume and in part to the timing of shipment approvals from our customers.

Consolidated gross margin as a percent of sales was 23.5% for the third quarter of fiscal 2010, compared to 20.9% in the third quarter of fiscal 2009.  The Medical Systems Group, third quarter of fiscal 2010 gross margin of 19.5% was higher than the gross margin of 18.7% in the third quarter of fiscal 2009 due primarily to higher sales volumes. The Power Conversion Group’s gross margin for the third quarter of fiscal 2010 was 35.7%, versus 28.2% in the prior year third quarter, attributable to increased sales volume.

Operating expenses for the third quarter of fiscal 2010 increased to 21.2% of net sales from 18.6% of net sales in the same period one year ago.  This increase was the result of a fiscal 2009 reversal of accrued expenses related to selling, general and administrative expenses, primarily in the areas of employee benefits. In addition, research and development expense in the third quarter of fiscal 2010 of $0.6 million was $0.1 million higher than the third quarter of fiscal 2009.

Operating income for the third quarter of fiscal 2010 was $0.3 million, comparable to the prior year period.  Operating income at the Medical Systems Group for the third quarter of fiscal 2010 was $40 thousand compared to $0.2 million for the same period in the prior year.   The Power Conversion Group’s operating income in the third quarter of fiscal 2010 increased by $0.4 million to $0.5 million compared to $0.1 million in the third quarter of fiscal 2009 due primarily to the increase in sales noted above.

Net income in the third quarter of fiscal 2010 was $0.3 million, or $0.01 per basic share, compared to a net loss of $0.8 million, or $0.04 per basic share in the comparable prior year period.  For the third quarter of fiscal 2010, there were approximately 22.7 million weighted average common diluted shares outstanding (“shares outstanding”), the same as the third quarter of fiscal 2009.

The Company recorded a net loss of $2.0 million or $0.09 per basic share in the first nine months of fiscal 2010, compared to net loss of $3.2 million or $0.14 per basic share in the first nine months of the prior fiscal year. The discontinued operations impact for the current and prior nine month periods was $0.14 per basic share and $0.10 per basic share respectively.

BACKLOG

Consolidated backlog at May 1, 2010 was $9.9 million compared to a backlog at August 1, 2009 of approximately $10.6 million. The Company’s Medical System segment experienced a decrease in third quarter fiscal 2010 backlog of $2.0 million from August 1, 2009. The backlog in the Power Conversion Group of $5.7 million reflects an increase of $1.2 million from levels at the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at May 1, 2010 reflected working capital of $18.7 million, which included $5.4 million of cash and cash equivalents.  As of May 1, 2010, Del Global had outstanding borrowings of $0.1 million under its Italian revolving credit facilities. In the aggregate, Del Global had approximately $11.4 million of borrowing availability under its Italian revolving credit facilities. The Company’s net cash (cash and equivalents net of debt) was $2.7 million at May 1, 2010, compared to net debt (debt net of cash and equivalents) of $3.5 million at August 1, 2009.

COMMENTS

John J. Quicke, Del Global’s President and Chief Executive Officer, commented, “Our results during the fiscal 2010 third quarter, while encouraging, reflect a sluggish capital spending recovery, primarily in our Medical business. Most of our Medical sales are in international markets. Purchasing decisions in many of these markets are dependent on capital made available to medical institutions by their local governments. Our product mix is strong and we continue to invest in new product development as well as lean manufacturing practices. We are confident of our positioning as the worldwide economy recovers.”

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacturing and marketing of high performance diagnostic imaging systems for medical and dental applications through the Del Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.  The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and the current economic environment.  Del Global cautions that these statements are not guarantees of future performance.  These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to:  the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:

John J. Quicke
Chief Executive Officer

Mark A. Zorko
Chief Financial Officer
(631) 231-6400   ext. 323

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009

Net Sales	$13,150	$11,815	$42,790	$41,717
Cost of Sales	10,059	9,345	32,278	31,147

Gross Margin	3,091	2,470	10,512	10,570

Selling, General and Administrative	2,202	1,705	6,777	6,396
Research and Development	592	457	1,567	1,453
Litigation Settlement	-	36	-	2,536
Total Operating Expenses	2,794	2,198	8,344	10,385

Operating Income	297	272	2,168	185

Interest Expense, net	(45)	(92)	(394)	(192)
Other Income	121	167	76	98

Net Income from Continuing Operations Before Income Tax Provision	373	347	1,850	91
Income Tax Provision	62	131	765	964
Income (Loss) from Continuing Operations	311	216	1,085	(873)

Discontinued Operations, net of taxes	(15)	(1,031)	(3,090)	(2,351)
Net Income (Loss)	$296	$(815)	$(2,005)	$(3,224)

Net Income (Loss) Per Basic Share	$0.01	$(0.04)	$(0.09)	$(0.14)

Net Income (Loss) Per Diluted Share	$0.01	$(0.04)	$(0.09)	$(0.14)

Weighted Average Number of Common Shares
Outstanding:
Basic	22,718	22,718	22,718	23,475
Diluted	22,735	22,718	22,718	23,475

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands, except per share data)
(Unaudited)

	May 1, 2010	August 1, 2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,371	$7,983
Trade receivables, net	13,619	18,043
Inventories	10,398	16,004
Prepaid expenses and other current assets	1,280	1,719
Total current assets	30,668	43,749

NON-CURRENT ASSETS:
Property plant and equipment, net	5,441	6,305
Deferred income taxes	583	611
Goodwill	4,526	4,526
Other assets	24	71
Total non-current assets	10,574	11,513
TOTAL ASSETS	$41,242	$55,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving loan	$74	$7,492
Current portion of long-term debt	1,430	1,653
Accounts payable - trade	6,236	7,304
Accrued expenses	4,246	5,239
Total current liabilities	11,986	21,688

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	1,156	2,385
Deferred income taxes	2,102	2,561
Total non-current liabilities	3,258	4,946
Total liabilities	15,244	26,634

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	25,998	28,628
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,242	$55,262